HADAR, LLC
800 Second Ave., 8th Fl.
New York, NY 10017

845 406-0730
Email: hadartrading@yahoo.com
Fax: 646 219-7444

March 29, 2005

Smart Online, Inc.
2530 Meridian Parkway, 2nd Floor
Durham, NC 27713

Attention: Michael Nouri
Chief Executive Officer

Dear Mr. Nouri:

Hadar LLC (“Advisor”) is pleased to submit to you this letter agreement (“Letter Agreement”) which sets forth the terms pursuant to which Advisor will provide Smart Online, Inc. (“Company”) financial advisory and other consulting services in connection with the engagement described herein.

I. Engagement

The Company has engaged Advisor as its financial advisor with respect to evaluation and introduction of potential investors relating to a potential capital investment (“Transaction”).

II. Scope of Services

Advisor will provide the following services, as requested by the Company:

A.	The Company is contemplating raising either debt or equity capital for its future growth. In relation to this Transaction as directed by the company, Advisor will:

1.	Evaluate and provide Company lists of potential investors;

B.	Perform such other financial advisory services as may from time-to-time be agreed upon by Advisor and the Company.

III. Fees

A.	Upon closing of any capital raise contemplated under this agreement, the Advisor shall be paid an Advisory Fee equal to 8% of the aggregate amount of the capital raise for investors who invest 5,000,000 or less and 6% for investors who invest 5,000,000 or more. Such amounts will be due and payable at closing on receipt of the funds.

B.	In the even the Company requests, in writing, for the Advisor to provide additional services to the Company (other than those included in the Scope of Services Section A described above), then the Company shall pay additional fees to Advisor in such amounts as shall be provided upon such other terms as the Company and Advisor shall mutually agree in writing.

C.	Advisor shall be reimbursed for out-of-pocket expenses, including but not limited to reasonable out-of-town travel expenses; all expenses exceeding $200 shall require the prior approval of Company.

IV. Term and Termination

This Letter Agreement and Advisor’s engagement hereunder may be terminated by either the Company or Advisor effective upon ten (10) days prior written notice thereof to the other party; provided, however, that notwithstanding such termination, the Company’s obligations as set forth in Section III with regard to a closing of a capital raise with any investors introduced evaluated by the Advisor shall continue subsequent to the termination date of this Agreement.

V. Other Agreements

This document may be executed in counterparts, each of which together shall be considered a single.

I am pleased to accept this engagement and look forward to working with the Company. Please confirm that the foregoing is in accordance with your understanding by signing and returning this Letter Agreement.

Very truly yours,	ACCEPTED AND AGREED TO:
Hadar LLC. (“Advisor”) By: /s/ Isaac Nussen	Smart Online, Inc. By: /s/ Michael Nouri

Isaac Nussen Title: Managing Member	Michael Nouri Title: Chief Executive Officer